Exhibit 99.1

For Immediate Release

A.P. Pharma Appoints Jesse Hollingsworth

as Vice President of Sales

REDWOOD CITY, Calif. – February 28, 2013 – A.P. Pharma, Inc. (OTCBB: APPA) today announced the appointment of Jesse Hollingsworth as vice president of sales.

“Jesse brings over a decade of highly relevant oncology sales experience, including a significant amount of knowledge working with group purchasing organizations,” said Robert Rosen, A.P. Pharma’s chief commercial officer. “Over the past several months, A.P. Pharma has been focused on recruiting key additions to our management team, and Jesse’s experience in oncology sales will provide insights into the sales program for our lead product candidate, APF530, which is being developed for the prevention of acute- and delayed-onset chemotherapy-induced nausea and vomiting. We are thrilled to have Jesse join us and look forward to his contributions to our executive team.”

Most recently, Mr. Hollingsworth served as the Senior Director of Group Purchasing Organizations (GPO) and Trade Strategy at Dendreon where he developed and implemented the company’s national GPO strategy. During this time, he was also responsible for building and managing relationships with top community oncologists for the company. Prior to his work at Dendreon, Mr. Hollingsworth was the Senior Director of Strategic Business Development and Marketing at ION Solutions, an Amerisource Bergen Specialty Group where he focused on GPO, payer and practice solutions. Earlier, he worked at Amgen, Inc., where, as the Marketing Director for the oncology business unit, Mr. Hollingsworth was responsible for US reimbursement and access programs for the Neulasta®, Neupogen® and Vectibix® franchises. Mr. Hollingsworth received a B.S. in Journalism and Communications from the University of Florida and a Master of Health Administration from the University of South Florida.

About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron

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formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma resubmitted its New Drug Application (NDA) for APF530 to the U.S. Food and Drug Administration in September 2012 and has been assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

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Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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